OGDEN Logo

                                                            CONTACT: Eric Berman
                                                                     Adam Weiner
                                                                     David Lilly
                                                               Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                              Raymond Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000

FOR IMMEDIATE RELEASE

   OGDEN CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2000

 -- Recurring Base EBIT from Continuing Energy Operations Is $30.7 Million,
    Compared to $26.9 Million in 1999 Third Quarter, a 14% Increase --

 -- Year-to-Date Recurring Base Energy EBIT Up 27% Over Comparable 1999
    Period, To $74.7 Million from $58.8 Million Last Year --

 -- Third Quarter Net Loss of $34.4 Million Reflects Discontinued Operations --


NEW YORK, November 14, 2000 - Ogden Corporation (NYSE: OG) today reported results for the third quarter ended September 30, 2000. Recurring base earnings before interest and taxes (EBIT) from the Company's continuing Energy operations were $30.7 million for the quarter, compared to $26.9 million for the comparable period of 1999. On a consolidated basis, which includes discontinued operations, the Company reported a net loss of $34.4 million, or a loss of $0.70 per diluted share, for the quarter.

The third quarter net loss is principally attributable to two items: a $25.3 million currency translation adjustment associated with discontinued operations, which does not affect the Company's cash position or its anticipated proceeds from the disposition of its non-core assets; and $27.5 million in write-offs attributable to a revision in the Company's estimate of realizable proceeds from the sale of discontinued operations, along with certain contractual commitments associated with such dispositions.

"Overall, we continue to post strong results in our core Energy operations during this period of restructuring," said Scott G. Mackin, President and Chief Executive Officer of Ogden Corporation. "The losses we reported relate purely to operations we are disposing of as we transform ourselves from a conglomerate into a pure play energy company. Energy recurring base EBIT is up 27% over the comparable nine-month period last year, and we expect that we will meet or modestly exceed our projection of $95 million of recurring base EBIT for the year. We believe our Energy results demonstrate the validity of our underlying business premise, which is that this restructuring will result in a company with excellent growth prospects, generating superior results for shareholders."

Third Quarter Results for Energy
For the three months ended September 30, 2000, Ogden reported EBIT from its Energy business of $24.9 million on revenues of $233.9 million, compared to EBIT for last year's comparable period of $20.6 million on revenues of $236.0 million. The third quarter 2000 EBIT results included $5.5 million in losses at its OEES subsidiary and $0.3 million in additional depreciation in connection with shortened estimated useful lives of certain air pollution control equipment resulting from the Clean Air Act Amendments. As previously announced, the Company is currently winding down OEES' construction operations and has signed a definitive agreement for the sale of its consulting operations to AMEC. Results for the Company's Energy operations for the comparable period in 1999 included a gain of $0.8 million from the sale of the Company's interest in an independent power production (IPP) joint venture, $2.8 million in losses at OEES, and charges of $4.3 million primarily related to additional depreciation in connection with shortened estimated useful lives of certain air pollution control equipment resulting from the Clean Air Act Amendments.

Adjusting for these items, the recurring base Energy EBIT for the three months ended September 30, 2000 was $30.7 million, compared to $26.9 million for the comparable period of 1999, a 14% increase. Recurrent EBIT for Energy, or EBIT without regard to one-time items, grew significantly as a result of strong performance and enhanced pricing at numerous IPP and waste-to-energy (WTE) plants, both in terms of energy pricing and waste disposal pricing where the company has merchant capacity, plus the full operation of new IPP facilities during the quarter.

Revenues from continuing Energy operations for the third quarter of 2000 reflect a decrease of $2.1 million over the comparable period of 1999. The Energy segment experienced an increase in service revenues of $13.5 million due to increased production, higher energy rates, and annual escalation adjustments experienced at several IPP and WTE facilities, an increase of $2.8 million associated with plants in The Philippines and Thailand that commenced operations during 1999, and an increase of $1.8 million in the environmental consulting business. These increases were offset by reduced construction revenues from WTE, Water and Wastewater and OEES of $19.4 million and a gain in 1999 of $0.8 million from the sale of the Company's interest in an IPP joint venture.

Discussion of Third Quarter Results
In the third quarter, as noted above, the Company recorded special charges of $25.3 million related to a non-cash currency translation adjustment, and $27.5 million associated with asset values of discontinued operations.

The currency translation adjustment relates to certain foreign assets and liabilities denominated in foreign currency that the Company marks to market on its balance sheet each quarter. Because these items have, over time, been recorded in "Accumulated Other Comprehensive Income" on the Company's balance sheet, there is no adverse impact on the balance sheet when this item is recognized in the income statement. This adjustment relates solely to discontinued operations.

In addition to the above, in the third quarter, the Company recorded a special charge of $5.2 million related to fees for the previously announced extension of the Company's bank credit facilities and a non-cash charge of $2.2 million related to the accelerated depreciation of the New York Corporate MIS System, which will not be needed on an ongoing basis.

Year-to-Date Results for Energy
For the nine months ended September 30, 2000 Ogden reported EBIT from its Energy business of $71.7 million, on revenues of $706.3 million, compared to EBIT for the comparable period in the prior year of $72.1 million on revenues of $685.4 million. The 2000 EBIT results included: 1) $15.2 million in losses at its OEES subsidiary; 2) $2.3 million in additional depreciation in connection with shortened estimated useful lives of certain air pollution control equipment resulting from the Clean Air Act Amendments; and 3) $14.5 million in nonrecurring income primarily associated with the receipt of insurance proceeds related to a WTE facility in the first half of 2000. Results for the Company's Energy operations for the comparable period in 1999 included: 1) a receipt of $9.3 million for the termination and restructuring of a service agreement at a WTE facility; 2) a $9.0 million favorable adjustment associated with the resolution of matters related to an IPP facility; 3) $8.0 million in losses at OEES; 4) a gain of $5.7 million from the sale of the Company's interest in an IPP joint venture; 5) a charge of $4.3 million mainly associated with additional depreciation in connection with shortened estimated useful lives of certain air pollution control equipment as noted above; and 6) $1.6 million in nonrecurring income associated with the settlement of a domestic IPP contract.

Adjusting for these items, the recurring base Energy EBIT for the nine months ended September 30, 2000, was $74.7 million, compared to $58.8 million for the comparable period of 1999.

Revenues from continuing Energy operations for the first nine months of 2000 reflect an increase of $20.9 million over the comparable period of 1999. The increase in Energy segment revenues includes: 1) $23.8 million in increased revenues associated with plants in The Philippines and Thailand that commenced operations for Ogden during 1999; 2) $7.3 million due to the June 1999 acquisition of an additional 50% interest in a domestic power plant; 3) an increase of $25.5 million due to increased production, higher energy rates and annual escalation adjustments at several IPP and WTE facilities; 4) an increase of $3.3 million at the environmental consulting business; and 5) an increase of $12.2 million due to insurance proceeds related to a WTE facility. These increases were offset in part by reduced construction revenues from WTE, Water and Wastewater and OEES of $45.5 million, and a gain of $5.7 million in 1999 from the sale of the IPP joint venture mentioned above.

Non-Core Asset Sales
"Consistent with our strategy of becoming a pure-play energy company, we have made substantial progress in the disposition of our non-core assets this quarter. We have announced agreements to sell our aviation fixed base operations
(FBO) business and our OEES consulting unit, and we expect to close the sale of our aviation ground services business to John Menzies plc by the end of this month," said Mr. Mackin. "After we close the Ground Services, FBO and OEES transactions, and with the disposition of the majority of our Entertainment businesses and certain other sales behind us, we will have generated approximately $475 million in cash and eliminated more than $120 million in debt obligations through our divestiture program. When the Ground Services and FBO transactions close, we will have approximately $80 million of remaining assets in discontinued operations, and we are actively engaged in the process of selling our remaining non-core assets. The closing of some of these sales will carry over into next year and the sales process for certain assets, like Datacom, will not commence until the first quarter of 2001."

Outlook
Mr. Mackin continued, "We are very far advanced in the adoption of a term sheet that extends all of our existing bank facilities through May 31, 2002. We are in the process of documenting that transaction, and we expect to complete the documentation in December. We believe this facility will provide the stability necessary to complete the non-core asset sale program in an effective manner, allow us to focus on maximizing the results of our existing Energy assets and further allow for prudent, targeted development, contingent on the Company's continued success in the non-core asset sales process."

"Overall, we are pleased with how our core Energy business is performing. As we have said, our goal, over the long run, is to achieve a 20% to 30% growth rate in EPS, which is in line with our IPP peers. Until the asset sales process and our transformation to a pure-play energy company is completed, we are targeting a growth rate in recurring base Energy EBIT of 10%. For the full year 2001, we expect recurring base Energy EBIT of approximately $105 million. Our growth is premised upon intrinsic growth in our portfolio, having our Quezon project on line for a full year versus a partial year in 2000, and certain smaller plants under construction in Asia and Europe coming on line. We also have new project prospects and, blending in considerable third party equity at the IPP project level, we intend to take to financial closing certain projects next year that will provide additional growth. We remain very confident that our strategy of transforming Ogden into a focused energy company is the right strategy, and one that is working."

                                 *     *     *

Ogden Energy Group, a division of Ogden Corporation, is a global developer/owner and operator of independent power projects and provides related infrastructure services. On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company. Ogden Water Systems, a wholly owned unit of Ogden Energy Group, offers communities single-source design/build/operate services for water and wastewater treatment infrastructure. Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through the Company's automated information system at (888) 643-3612.

Any statements in this communication, which may be considered to be "forward looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing.

In accordance with the requirements of the Securities and Exchange Commission's Regulation FD, guidance as to anticipated financial results and other material information regarding the Company will be provided in the form of public press releases, publicly available filings with the SEC or publicly accessible conference calls with members of the Company's management. These press releases, filings and conference calls will be archived on the Company's website and the SEC filings will be available through the SEC's website. The Company will enter a "quiet period" on the fifteenth day before the end of each fiscal quarter, which will extend through the date of the next quarterly release of financial results, during which the Company would not expect to comment about future events or anticipated financial results.

                               -- Tables Follow --

                                OGDEN CORPORATION
                                    EARNINGS
                                 (000's Omitted)

                                                       Nine Months ended September 30,
                                                       --------------------------------
                                                            2000              1999
                                                       --------------    --------------

ENERGY SEGMENT:
REVENUE
Energy Operations                                        $   613,990         $ 574,310
OEES                                                          92,280           111,097
                                                       --------------    --------------

TOTAL ENERGY REVENUE                                         706,270           685,407
                                                       --------------    --------------

DIRECT COSTS
Energy Operations                                            501,021           465,447
OEES                                                          99,490           107,115
                                                       --------------    --------------

TOTAL ENERGY DIRECT COSTS                                    600,511           572,562
                                                       --------------    --------------

GROSS MARGIN
Energy Operations                                            112,969           108,863
OEES                                                          (7,210)            3,982
                                                       --------------    --------------

TOTAL ENERGY GROSS MARGIN                                    105,759           112,845
% of Revenue                                                  14.97%            16.46%

S.G.& A.
Energy Operations                                             38,823            35,009
OEES                                                           7,940            11,975
                                                       --------------    --------------

TOTAL ENERGY S.G.& A.                                         46,763            46,984
                                                       --------------    --------------

ENERGY OPERATING INCOME                                       58,996            65,861
% of Revenue                                                   8.35%             9.61%

ENERGY EQUITY INCOME                                          15,814             9,372

Minority interests                                            (3,149)           (3,178)
                                                       --------------    --------------

ENERGY EBIT                                                   71,661            72,055

OTHER SEGMENT:
Revenue                                                       36,651            57,110
Operating income (loss)                                      (15,654)           (2,140)

Unallocated corporate overhead                               (44,808)           (7,871)
Interest-Net                                                 (26,089)          (21,806)
                                                       --------------    --------------

Pre-tax income (loss)                                        (14,890)           40,238
Income taxes                                                   3,003           (11,558)
                                                       --------------    --------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                     (11,887)           28,680
                                                       --------------    --------------


INCOME (LOSS) FROM DISCONTINUED OPERATIONS                  (128,871)             (883)

Cumulative effect of change in accounting principle               -             (3,820)
                                                       --------------    --------------

COMPANY NET INCOME (LOSS)                                $  (140,758)      $     3,977
                                                       ==============    ==============

EPS-Continuing operations
Basic                                                    $     (0.24)      $      0.59
Fully Diluted                                            $     (0.24)      $      0.58

EPS-Discontinued operations
Basic                                                    $     (2.60)      $     (0.02)
Fully Diluted                                            $     (2.60)      $     (0.02)

EPS-Cumulative effect of change in accounting principle
Basic                                                                      $     (0.08)
Fully Diluted                                                              $     (0.08)